Contacts: Randall L. Herrel, Sr., CEO Winston E. Hickman, CFO	Exhibit 99.1
(760) 929-6100
FOR IMMEDIATE RELEASE:
ASHWORTH, INC. ANNOUNCES RESIGNATION OF CEO AND OTHER
ORGANIZATIONAL CHANGES
CARLSBAD, Calif. — September 12, 2006 — Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced several Board of Directors and executive officer changes to be fully implemented over the next five weeks.
After ten years of service as Ashworth’s CEO and six years as Chairman of the Board, Randall L. Herrel Sr., today announced his resignation effective October 17, 2006. During the interim Mr. Herrel will work closely with the new Chairman of the Board to ensure a smooth, graceful transition as the fiscal year comes to a close. A search for a new CEO will commence immediately.
Mr. Herrel commented, “During the last 10 years, Ashworth, Inc. has grown into a clear industry leader in the design and marketing of golf-inspired lifestyle sportswear. The Ashworth® golf shirt has been acknowledged for each of the past 10 years as the most popular golf shirt brand in the United States, combining classic design with performance. Other accomplishments include one of the most successful apparel launches ever, as Ashworth and Callaway Golf Company aligned to introduce new lines of Callaway Golf apparel in the US and Europe. Also noteworthy is the successful acquisition of Ashworth East (Gekko Brands, LLC) which added headwear to the Company’s product line and expanded the Company’s distribution channels and cross-selling opportunities. These and other achievements have served our customers well and enabled the Company to develop its global multi-brand, multi-channel growth strategy.”
The Company announced that James B. Hayes has been elected Chairman of the Board, effective immediately. Mr. Hayes previously served as the Company’s Lead Independent Director.
The Company also announced that Gary I. (“Sims”) Schneiderman has today been named President of Ashworth, Inc. Mr. Sims previously served as the Company’s Executive Vice President of Sales, Marketing and Customer Service and has over 20 years of experience in the apparel industry.
To assist in the executive transition process, the Company has created a new Office of the Chairman which will report directly to the Chairman of the Board. The initial members of the Office of the Chairman will be Mr. Herrel and Peter M. Weil, a current Director of the Company. Upon Mr. Herrel’s departure, Mr. Sims and Winston E. Hickman, the Company’s Chief Financial Officer, will become members of the Office of the Chairman. Mr. Weil has also entered into a separate agreement with the Company to provide additional resources and expertise to the Company’s management team as it moves forward.

Mr. Hayes noted, “We believe the structural and organizational changes announced today will help ensure a smooth transition as the Company maintains its focus on continued operational improvement and enhanced financial results. Gary Sims is a proven executive with keen insights into our business and industry, while Peter Weil’s breadth of retail and apparel experience will be of great value in his new role. We also greatly appreciate Randy Herrel’s leadership over the last 10 years and congratulate him on his many noteworthy accomplishments in developing and implementing the Company’s strategic growth plan.”
About Ashworth, Inc.
Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth’s three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems®, a technical performance line. Ashworth is also an official apparel licensee of Callaway Golf Company.
Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. The Game® is a leading headwear brand to collegiate bookstores and Kudzu® products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.
For more information, please visit the Company’s Web site at www.ashworthinc.com.
Forward Looking Statements
This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believes,” “anticipates,” “expects,” “predicts,” “estimates,” “projects,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, the successful implementation of the Company’s ERP system, and other risks described in Ashworth, Inc.’s SEC reports, including the annual report on Form 10-K for the year ended October 31, 2005, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2005.